Exhibit 99.1

Investing in our business for the future
Since the launch of our first product for businesses, the Google Search Appliance, in 2002, we've been building more and more products that help make businesses more productive. From Gmail to Docs to Chromebooks and Google Cloud Platform, we are now helping millions of businesses transform and support their businesses with our Cloud products. In fact, more than 60% of the Fortune 500 are actively using a paid Google for Work product. And all of Google's own businesses run on our cloud infrastructure. Including our own services, Google has significantly larger data center capacity than any other public cloud provider -- part of what makes it possible for customers to receive the best price and performance for compute and storage services.
All of this demonstrates great momentum, but it's really just the beginning. In fact, only a tiny fraction of the world's data is currently in the cloud - most businesses and applications aren't cloud-based yet. This is an important and fast-growing area for Google and we're investing for the future.
That's why we're so excited that Diane Greene will lead a new team combining all our cloud businesses, including Google for Work, Cloud Platform, and Google Apps. This new business will bring together product, engineering, marketing, and sales and allow us to operate in a much more integrated, coordinated fashion.
As a long-time industry veteran and co-founder and CEO of VMWare, Diane needs no introduction. Cloud computing is revolutionizing the way people live and work, and there is no better person to lead this important area. We're also lucky that Diane has agreed to remain on Google's Board of Directors (she has already served three years here) -- as she has a huge amount of operational experience that will continue to help the company.
I'm equally excited that Google has entered into an agreement to acquire a company founded by Diane: bebop is a new development platform that makes it easy to build and maintain enterprise applications. We think this will help many more businesses find great applications, and reap the benefits of cloud computing. bebop and its stellar team will help us provide integrated cloud products at every level: end-user platforms like Android and Chromebooks, infrastructure and services in Google Cloud Platform, developer frameworks for mobile and enterprise users, and end-user applications like Gmail and Docs. Both Diane and the bebop team will join Google upon close of the acquisition.
With these announcements, we're excited to take the next step in helping businesses take advantage of the cloud to work better, operate more securely, run more efficiently, and grow faster.

Sundar Pichai, CEO